Exhibit 99.1

Contact: R. Roderick Porter, President

Phone: 202-464-1130 ext. 2406

Fax: 202-464-1134

Southern National Bancorp, NASDAQ Symbol SONA

Website: www.sonabank.com

Southern National Bancorp of Virginia Inc. reports record earnings for the first quarter of 2007

•	Record net income totals $474 thousand for the first quarter of 2007 compared to $82 thousand during the first quarter of 2006

•	Sonabank opens new branch in Warrenton, Virginia bringing its total to six branches

•	10% stock dividend declared April 19, 2007

For immediate release

Thursday, April 19, 2007

Charlottesville, Virginia, April 19th, 2007 – Southern National Bancorp of Virginia Inc. (NASDAQ: SONA), the holding company for Sonabank, N. A., announced today that net income for the quarter ended March 31, 2007 was a record $474 thousand compared to $82 thousand during the quarter ended March 31, 2006.

Net interest income after provision for loan losses was $2.2 million for the first quarter of 2007, nearly double the $1.1 million for the first quarter of 2006. Noninterest income was $183 thousand during the first quarter of 2007, compared to $53 thousand during the same quarter of 2006. The growth in noninterest income was attributable to four factors. First, account maintenance and deposit service fees grew from $45 thousand during the first quarter of 2006 to $74 thousand in the first quarter of 2007. Second, loan servicing income on loan servicing rights acquired in the 1st Service Bank acquisition was $62 thousand during the first quarter of 2007. There was no loan servicing income during the first quarter of the prior year. Third, other loan fees were $23 thousand during the first quarter compared to $8 thousand during the comparable quarter the prior year. Fourth, Sonabank purchased a bank owned life insurance policy during the first quarter of 2007 which generated income of $24 thousand.

Earnings were positively impacted through our acquisition of 1st Service Bank, which closed in December 2006.

Total assets of Southern National Bancorp of Virginia were $296.5 million as of March 31, 2007 up from $290.6 million as of December 31, 2006. Net loans receivable grew from $201.8 million at the end of 2006 to $207.0 million at March 31, 2007.

Southern National Bancorp of Virginia’s allowance for loan losses as a percentage of total loans at March 31, 2007 was 1.37%, up from 1.33% at the end of 2006. At the beginning of the quarter, one loan which had previously been performing was placed on non-accrual and partially charged off to a carrying value that management believes to be the net realizable value. The underlying collateral is finished lots which had been under contract to a national builder who withdrew from the project. Negotiations are underway to sell some of the lots to local builders.

There are no sub-prime loans in our residential mortgage loan portfolio.

Investment securities, available for sale and held to maturity, were unchanged at $59 million at March 31, 2007 and December 31, 2006.

Total deposits were up to $219.0 million at March 31, 2007 from $215.8 million at December 31, 2006. Noninterest-bearing deposits were down slightly at March 31, 2007 at $18.1 million from $19.2 million at December 31, 2006.

Total stockholders’ equity increased from $68.2 million as of December 31, 2006 to $68.9 million at March 31, 2007 as a result of the retention of earnings.

Stock Dividend

The Board of Directors has approved a 10% stock dividend payable to shareholders of record as of May 2, 2007 and payable May 18, 2007.

Warrenton Branch

Sonabank’s new branch in Warrenton, adjacent to its Administrative Offices opened this week. This brings Sonabank’s total number of branches to 6. The other branches are located in Charlottesville, Clifton Forge, Reston, McLean and Fairfax. All of our branches are in Virginia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.

Charlottesville, Virginia

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands)
	March 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$3,511	$8,126
Investment securities-available for sale	25,516	23,328
Investment securities-held to maturity	33,504	35,623
Loans receivable, net of unearned income	209,891	204,544
Allowance for loan losses	(2,876)	(2,726)

Net loans	207,015	201,818
Intangible assets	15,570	15,718
Bank premises and equipment, net	3,618	3,499
Bank-owned life insurance	5,024	—
Other assets	2,766	2,462

Total assets	$296,524	$290,574

Liabilities and stockholders' equity
Noninterest-bearing deposits	$18,098	$19,216
Interest-bearing deposits	200,940	196,588
Borrowings	7,065	5,033
Other liabilities	1,522	1,510

Total liabilities	227,625	222,347
Stockholders' equity	68,899	68,227

Total liabilities and stockholders' equity	$296,524	$290,574

Condensed Consolidated Statements of Income

(Unaudited)

(Dollars in thousands)
	For the Quarters Ended March 31,
	2007	2006
Interest income	$4,854	$2,085
Interest expense	2,388	825

Net interest income	2,466	1,260
Provision for loan losses	250	150

Net interest income after provision for loan losses	2,216	1,110

Account maintenance and deposit service fees	74	45
Loan servicing income	62	—
Income from bank-owned life insurance	24	—
Other loan fees	23	8

Noninterest income	183	53

Employee compensation and benefits	832	525
Premises, furniture and equipment	371	159
Other expenses	722	397

Noninterest expense	1,925	1,081

Net income before income taxes	474	82
Income tax expense	—	—

Net income	$474	$82

Financial Highlights

(Unaudited)

(Dollars in thousands except per share data)
	For the Quarters Ended March 31,
	2007	2006
Per Share Data (1):
Earnings per share - Basic	$0.07	$0.02
Earnings per share - Diluted	$0.07	$0.02
Book value per share	$10.13	$8.41
Tangible book value per share	$7.84	$7.66
Weighted average shares outstanding - Basic	6,798,494	3,850,000
Weighted average shares outstanding - Diluted	6,891,516	3,925,390
Shares outstanding at end of period	6,798,494	3,850,000

Selected Performance Ratios and Other Data:
Return on average assets	0.67%	0.26%
Return on average equity	2.92%	1.03%
Yield on earning assets	7.37%	6.84%
Cost of funds	4.78%	3.79%
Cost of funds including non-interest bearing deposits	4.41%	3.52%
Net interest margin	3.75%	4.23%
Efficiency ratio	71.96%	70.38%
Net charge-offs to average loans	0.05%	0.00%
Allowance for loan losses to total loans	1.37%	1.38%
Nonaccrual loans to total loans	1.76%	0.00%
Allowance for loan losses to nonaccrual loans	77.86%	0.00%
Stockholders' equity to total assets	23.24%	24.50%
Stockholders' equity to total tangible assets	18.98%	22.81%
Intangible assets:
Goodwill	$10,475	$—
Core deposit intangible	4,412	2,881
Servicing rights	683	—

Total	$15,570	$2,881
Amortization of intangibles	$200	$110

(1)	Reflects 10% stock dividend declared April 19, 2007.